UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 3, 2017 (November 1, 2017)
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NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36056	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
 _________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On November 1, 2017, holders of approximately $331.2 million in aggregate principal amount of the 2.75% Senior Convertible Debentures due in 2031 (the “2031 Debentures”) issued by Nuance Communications, Inc., a Delaware corporation (the “Company”), exercised their right to require the Company to repurchase such 2031 Debentures.  The Company paid $331.2 million to holders exercising their repurchase right, representing repayment of the principal amount of the repurchased 2031 Debentures.  Following the repurchase described above, $46.7 million in aggregate principal amount of 2031 Debentures remains outstanding. On or after November 6, 2017, the Company has the right, to call for redemption some or all of the remaining outstanding 2031 Debentures. As of June 30, 2017, the then remaining aggregate outstanding principal amount of the 2031 Debentures was already classified as current portion of long-term debt on the Company’s consolidated balance sheet as a result of the repurchase right to require the Company to repurchase the 2031 Debentures on November 1, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: November 3, 2017	By:	/s/ Daniel D. Tempesta
Daniel D. Tempesta Executive Vice President and Chief Financial Officer